SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: February 13, 2012

(Date of earliest event reported)

SALLY BEAUTY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33145	36-2257936
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

3001 Colorado Boulevard
Denton, Texas 76210
(Address of principal executive offices)

(940) 898-7500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.04	Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans.

Sally Beauty Holdings, Inc. (the “Company”) sponsors the Sally Beauty 401(k) and Profit Sharing Plan (the “Plan”).  The Company notified its plan participants by letter dated February 13, 2012, that, as a result of a change in the recordkeeping vendor for the Plan, there will be a blackout period that will begin on Monday, March 26, 2012, at 3:00 p.m. Central Time and is expected to end on Friday, April 13, 2012, at 3:00 p.m. Central Time (the “Blackout Period”). During the Blackout Period, participants in the Plan will be unable to access their accounts under the Plan, including being unable to direct or diversify their investments in their individual accounts, obtain a loan or distribution from the Plan, change their contribution rate, or obtain a withdrawal from the Plan.  The Plan administrator has advised the Company, by notice received on February 13, 2012, that participants in the Plan have received notice of the Blackout Period, as required by law.

As a result of this Blackout Period, on February 13, 2012 the Company sent a notice to its directors and executive officers informing them that a blackout period with respect to all directors and executive officers will begin on Monday, March 26, 2012 and is expected to end on Friday, April 13, 2012, during which period they will be prohibited, subject to certain exemptions, from engaging in transactions in equity securities of the Company (the “Notice”).

The Company provided the Notice to its directors and executive officers pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 and Rule 104 of the Securities and Exchange Commission’s Regulation BTR. A copy of the Notice is attached as Exhibit 99.1 and incorporated herein by reference.

A participant in the Plan, a shareholder or other interested person may obtain, without charge, information regarding the Blackout Period, by contacting Arnold Pellacani, Manager Employee Benefits, Sally Beauty Holdings, Inc., before or during the Blackout Period, telephone: (940) 297-3127.

Item 9.01                                             Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description

99.1	Notice to Directors and Executive Officers of Sally Beauty Holdings, Inc. Concerning Blackout Period under the Sally Beauty 401(k) and Profit Sharing Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 14, 2012

SALLY BEAUTY HOLDINGS, INC.

	By:	/s/ Matthew O. Haltom
	Name:	Matthew O. Haltom
	Title:	Vice President, Assistant Secretary and Deputy General Counsel